EXHIBIT 99.1

July 3, 2008

«LASTNAME»
«ADDRESS1»
«ADDRESS2»
«CITYSTATEZIP»

Dear «Salutation»:

The WesBanco, Inc. KSOP Plan and the WesBanco, Inc. Deferred Compensation Plan will be providing participants with the same investments but in share classes with lower expense ratios.  As a result of this change, pursuant to certain SEC rules, we are required to undergo a plan blackout period which imposes on our directors and officers a similar blackout period in trading in WesBanco common stock.  Accordingly, I am providing you with written notice of the upcoming blackout period during which you will be unable to directly or indirectly, purchase, sell, or otherwise acquire or transfer shares of WesBanco common stock.

The blackout period is expected to begin at 4:00 p.m. on August 7, 2008 and continue through August 14, 2008.  This notice is being provided to you as required under Section 306(a)(1) of the Sarbanes-Oxley Act of 2002 and Rule 104 of the Securities and Exchange Commission’s Regulation BTR.

We appreciate your cooperation during this process.

Please feel free to contact me or Jim Gardill at (304) 234-9000 if you have any questions regarding the blackout period and John Moore of our Human Resources Department at (304) 234-9273 if you have any questions concerning the Plan.  The mailing address for all three contact individuals is 1 Bank Plaza, Wheeling, WV 26003.

Sincerely,

Paul M. Limbert
President & CEO

/lmw